MG Micro Cap Fund 10F3 Transactions 2001
	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Global Power	Torch Offshore	Oil States International
Underwriters

CSFB, Salomon Smith Barney,

DBAB, Raymond James, BofA

Sec, CIBC World Markets, Dain Rauscher, Dresdner Kleinwort Wasserstein, Merrill Lynch,

Robertson Stephens, US Bancorp Piper Jaffray, Jeffries, Johnson Rice, Morgan Keegan, Sanders Morris Harris, Tucker Anthony

		UBS Warburg, CIBC World Markets, Howard Weil, etc.	Merrill Lynch, CSFB, Simmons & Co., DBAB, etc.
Yrs of continuous operation, including predecessors	>3 years	>3 years	>3 years
Security	GEG	TORC	OIS
Is the affiliate a manager or co-manager of offering?	Yes	No	No
Name of underwriter or dealer from which purchased	CS First Boston	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	5/18/2001	6/7/2001	2/8/2001
Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 147,000,000	$ 80,000	$ 80,000
Total	$ 147,000,000	$ 80,000	$ 80,000
Public offering price	$ 20.00	$ 16.00	$ 9.00
Sale Price / 1st day close	$31.45 (1st Day Close) +57%	n/a	n/a
Realized gain/loss on sale	$6,906.06 (+49%) 700 shs @ $29.926 on 5/18
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$1.40 (7%)	$1.12 (7%)	$0.63 (7%)
Shares purchased	$ 700	n/a	n/a
$ amount of purchase	$14,000	n/a	n/a
% of offering purchased by fund	0.010%	n/a	n/a
% of offering purchased by associated funds (Smaller Companies)	0.001%	n/a	n/a
Total (must be less than 25%)	0.011%	n/a	n/a